WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL 33611

June 18, 2005

VIA EDGAR TRANSMISSION

Stock Market Solutions, Inc.

Re: 4,690,000 Shares of Common Stock

Dear Sirs:

We have acted as counsel to Stock Market Solutions, Inc., a Nevada corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 4,690,000 in connection with the Stock Award Plan I of the Company ("Stock Award Plan I").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We are familiar with the proceedings to date with respect to the proposed issuance of the shares contemplated by the Registration Statement and have examined such records, documents and questions of law and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

Based on the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

2. Assuming the accuracy of the documents, representations and warranties of the Company, each share that will be newly issued under the terms and provisions of the Stock Award Plan I, will have legally issued, fully paid and non-assessable when:

a. The Registration Statement, as it may be amended, shall have become effective under the Securities Act;

b. Such shares shall have been duly issued pursuant to the authorization of the Company's Board of Directors or a duly authorized committee thereof, in the manner contemplated by them; and

c. A certificate representing such shares shall have been duly executed, countersigned and registered and duly delivered to the participant thereof determined in accordance with the terms of the Stock Award Plan I.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares, as contemplated by the Registration Statement. In delivering this opinion letter, we have assumed, as to questions of fact, among other things, the accuracy of representations and the genuineness of documents and signatures given to or reviewed by us.

This opinion letter is limited to the General Corporation Law of the State of Nevada. The opinions expressed herein are solely for your benefit in connection with the issuance of the shares and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm, except for Fidelity Transfer Company which may rely on this opinion in connection with the issuance of the shares.

As 4,690,000 shares under the Stock Award Plan I which are subject to this opinion are issued under the Registration Statement, they may be issued free and clear of all restrictions, subject to the following:
The Shares are not "restricted securities" within the definition of Rule 144 but as 2,000,000 of the shares are all being issued to the principal of the Company, Mr. Richard Smitten, such 2,000,000 shares are control securities.  Therefore, they may be sold only in a transaction that meets all of the requirements of Rule 144 other than the holding period or some other exemption from registration.  Accordingly, the transfer agent should maintain a stop transfer order but not print a restrictive legend on the certificates and Mr. Smitten should inform any broker that is holding the shares that he is an affiliate of the issuer.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your furnishing this opinion to the transfer agent, who may rely thereon.

Sincerely,

/s/ Michael T. Williams, Esq.
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Michael T. Williams, Esq.